EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: February 6, 2007
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS PRELIMINARY THIRD QUARTER RESULTS

          EL SEGUNDO, Calif., Feb. 6 -- Computer Sciences Corporation (NYSE: CSC) today reported preliminary results for its fiscal 2007 third quarter, ended Dec. 29, 2006. The company will delay filing its Quarterly Reports on Form 10-Q for the second and third quarter until it has completed the previously announced review of its stock option grant practices and has determined the tax and accounting impacts. The preliminary results reported today are subject to adjustment when those impacts have been determined.

          The company reported net income of $114.3 million, or 65 cents per share (diluted). The results include a special pre-tax charge related to the restructuring program announced on April 4, 2006, of $42.0 million, or 20 cents per share. Diluted earnings per share from continuing operations, excluding the special items, were 85 cents. This year's quarter also includes a 4 cent adverse incremental impact of stock options expense resulting from the adoption of SFAS 123R and a 3 cent adverse impact of legal and related expenses for the stock option investigation. Last year's third quarter earnings per share from continuing operations were 88 cents and excluded an after-tax gain of 20 cents per share for resolution of the working capital adjustment on the sale of certain DynCorp activities.

          Revenue for the third quarter was $3.64 billion, in line with guidance and up slightly (down approximately 1% in constant currency) over last year's third quarter. CSC's U.S. federal government activities again demonstrated solid revenue growth along

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Computer Sciences Corporation - Page 2	February 6, 2007

with the company's Australia and Asia operations. These gains were substantially offset by declines in commercial revenue in the U.S.

          For the third quarter, CSC's U.S. federal government revenue increased 6.2% to $1.30 billion from $1.22 billion for the third quarter of fiscal 2006. Revenue derived from CSC's DoD-related business was $871.6 million, up 6.3% from last year's $820.1 million. Contributing to the DoD growth was activity from the U.S. Army Aviation & Missile Command and the Army's Strategic Services Sourcing award along with Rapid Response and Flight School XXI. CSC's civil agencies activities generated revenue of $380.8 million, up 4.0%, compared to $366.3 million last year. Growth from the Medicare Managed Care System, GSA's Federal Computer Acquisition Center and NASA contributed positively to the quarter's activity. Other federal segment revenue, comprised of state, local and foreign government, as well as commercial contracts performed by the U.S. federal segment, was $45.7 million, up from last year's $36.3 million.

          Third quarter global commercial revenue was $2.34 billion, compared to $2.35 billion in the year-ago quarter. U.S. commercial revenue was $943.8 million, down 5.5%, compared with $998.3 million last year. European revenue was up slightly to $1.03 billion (down approximately 7% in constant currency) from the $1.02 billion reported for the third quarter last year. CSC's non-European international revenue was $368.1 million, up 9.9% (approximately 5% in constant currency), compared with last year's $334.9 million.

          The company's commercial revenues for the third quarter continued to be impacted by lower levels of outsourcing activity, primarily in Europe and the U.S. Reduced levels of incremental projects within several European outsourcing engagements resulted in the adverse comparisons with last year. The company's U.S. commercial revenue comparisons continued to be adversely impacted by termination and reduction of scope on several outsourcing contracts. Demand for consulting and systems integration services in Europe continued to be soft, and similar business in the U.S. experienced softness in demand in selected service lines during the third quarter as well.

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Computer Sciences Corporation - Page 3	February 6, 2007

          Major announced business awards for the quarter were $1.6 billion, and were nearly evenly split between commercial and U.S. federal government clients. Through the first nine months of fiscal 2007, CSC has announced awards totaling $12.6 billion, exceeding last year's full fiscal year total of $12.1 billion.

          In early January, CSC signed the final agreements to transfer the UK National Health Service (NHS) Connecting for Health program work in the North East and East of England to the CSC-led alliance. The company is now positioned to build on its achievements and success within the North West and West Midlands clusters.

          "Our third quarter results were as expected, and with our restructuring efforts, we are well positioned for the future," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "Our continuing solid U.S. federal government results for the quarter reflect our strong leadership role in the federal information technology services market and continue to pay dividends. Our operations in Australia and Asia again delivered solid revenue growth, aided in large part by growth in existing accounts."

The improved state of the commercial pipeline, along with the growth exhibited by the U.S. federal pipeline, are positive signs as the company enters the fourth quarter of the year.

          CSC's U.S. federal pipeline of opportunities over the next 14 months is approximately $32 billion, comprised of more than 400 programs across a broad spectrum of government agencies and departments. This pipeline is up about 15% over last year's comparable 14-month set, and nearly $3 billion of the total is scheduled for award during the remainder of the current fiscal year.

          The restructuring program announced in April 2006 involving workforce reductions, primarily in Europe, continues on plan. The program is designed to streamline the company's worldwide operations, further leveraging the increased use of lower-cost resources and significantly improving future cash flow and earnings. The year-to-date pre-tax restructuring charges are $297.2 million.

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Computer Sciences Corporation - Page 4	February 6, 2007

          "We anticipate revenue to be up approximately 2% for the fiscal year ending March 30, 2007," said Honeycutt. "Our 2007 fiscal year earnings per share guidance continues to be in the range of $3.71 to $3.81, including the adverse impact of SFAS 123R and the estimated 10 cent benefit of the share repurchase, previously announced on June 29, 2006, but excluding the net restructuring charge and the expenses or impact related to the ongoing options investigation and litigation. While we have maintained the 10 cent range, we expect it to probably be weighted toward the lower end. These annual estimates would indicate that fourth quarter revenue should be in the range of $4.1 billion to $4.2 billion and earnings per share in the range of $1.51 to $1.61, including the effect of options expensing and share repurchase, but excluding any restructuring charge or expenses related to the ongoing stock options investigation and litigation."

          As announced in the company's press release dated Jan. 31, 2007, a teleconference will be held today at 5:00 p.m. EST to discuss the third quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 77,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.7 billion for the 12 months ended Dec. 29, 2006. For more information, visit the company's Web site at www.csc.com.

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Computer Sciences Corporation - Page 5	February 6, 2007

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Risk Factors" in CSC's Form 10-K for the fiscal year ended March 31, 2006. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		February 6, 2007

Revenues by Segment
(unaudited)

	Third Quarter Ended
	Dec. 29,	Dec. 30,	% of Total
(In millions)	2006	2005	Fiscal 2007	Fiscal 2006

U.S. Commercial	$ 943.8	$ 998.3	26%	28%
Europe	1,026.9	1,021.1	28	29
Other International	368.1	334.9	10	9
Global Commercial segment	2,338.8	2,354.3	64	66

Department of Defense	871.6	820.1	25	23
Civil agencies	380.8	366.3	10	10
Other (1)	45.7	36.3	1	1
U.S. Federal segment	1,298.1	1,222.7	36	34

	$ 3,636.9 =========	$ 3,577.0 =========	100% =========	100% =========

	Nine Months Ended
	Dec. 29,	Dec. 30,	% of Total
(In millions)	2006	2005	Fiscal 2007	Fiscal 2006

U.S. Commercial	$2,869.3	$3,011.1	27%	28%
Europe	2,911.6	3,041.8	27	29
Other International	1,098.6	991.5	10	9
Global Commercial segment	6,879.5	7,044.4	64	66

Department of Defense	2,615.4	2,449.4	24	23
Civil agencies	1,185.0	1,126.4	11	10
Other (1)	118.4	111.9	1	1
U.S. Federal segment	3,918.8	3,687.7	36	34

	$10,798.3 =========	$10,732.1 =========	100% =========	100% =========

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the U.S. Federal reporting segment.

Computer Sciences Corporation - Page 7	February 6, 2007

Consolidated Statements of Income
(unaudited)

	Third Quarter Ended		Nine Months Ended
(In millions except per-share amounts)	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	2006	2005	2006	2005

Revenues	$ 3,636.9	$ 3,577.0	$10,798.3	$10,732.1

Costs of services	2,903.3	2,850.0	8,683.1	8,653.4
Selling, general and administrative	228.5	207.7	683.8	620.6
Depreciation and amortization	262.0	267.9	789.2	812.3
Interest expense	38.4	24.6	107.4	74.6
Interest income	(8.4)	(13.8)	(41.8)	(28.1)
Special items	42.0		279.9	52.0

Total costs and expenses	3,465.8	3,336.4	10,501.6	10,184.8

Income before taxes	171.1	240.6	296.7	547.3
Taxes on income	56.8	75.5	145.2	174.0

Income from continuing operations	114.3	165.1	151.5	373.3
Discontinued operations, net of taxes		38.4		61.3

Net income	$ 114.3	$ 203.5	$ 151.5	$ 434.6
	=========	=========	=========	=========

Earnings per share:
Continuing operations	$ 0.66	$ 0.89	$ 0.85	$ 2.01
Discontinued operations		0.21		0.33
Basic	$ 0.66	$ 1.10	$ 0.85	$ 2.34
	=========	=========	=========	=========

Continuing operations	$ 0.65	$ 0.88	$ 0.84	$ 1.99
Discontinued operations		0.20		0.33
Diluted	$ 0.65	$ 1.08	$ 0.84	$ 2.32
	=========	=========	=========	=========

Average common shares outstanding for:
Basic EPS	172.362	185.679	177.330	185.353
Diluted EPS	175.759	187.856	180.882	187.137

Computer Sciences Corporation - Page 8	February 6, 2007

Selected Balance Sheet Data
(unaudited)

	Dec. 29,	March 31,
(In millions)	2006	2006
Assets
Cash and cash equivalents	$ 726.0	$ 1,290.7
Receivables, net of allowance for doubtful accounts	3,960.7	3,746.3
Prepaid expenses and other current assets	1,487.2	1,268.9
Total current assets	6,173.9	6,305.9

Property and equipment, net	2,439.4	2,320.1
Outsourcing contract costs, net	1,047.4	1,175.3
Software, net	465.5	453.3
Goodwill, net	2,491.6	2,306.3
Other assets	477.6	468.7
Total assets	$13,095.4	$13,029.6
	==========	==========

Liabilities
Short-term debt and current maturities of long-term debt	$ 587.1	$ 85.3
Accounts payable	552.9	705.1
Accrued payroll and related costs	665.1	706.5
Other accrued expenses	1,605.6	1,359.7
Deferred revenue	589.0	629.1
Federal, state and foreign income taxes	615.2	655.4
Total current liabilities	4,614.9	4,141.1

Long-term debt, net	1,421.8	1,376.8
Other long-term liabilities	804.8	739.8

Stockholders' Equity	6,253.9	6,771.9

Total liabilities and stockholders' equity	$13,095.4	$13,029.6
	==========	==========

Computer Sciences Corporation - Page 9	February 6, 2007

Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended
(In millions)	Dec. 29,	Dec. 30,
	2006	2005
Cash flows from operating activities:
Net income	$ 151.5	$ 434.6
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	908.1	871.4
Gain on dispositions, net of taxes	(20.7)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(439.3)	(543.5)
(Decrease) increase in liabilities	(62.4)	43.9

Net cash provided by operating activities	537.2	806.4

Investing activities:
Purchases of property and equipment	(550.6)	(629.4)
Acquisitions, net of cash acquired	(131.3)	(44.1)
Dispositions		0.5
Outsourcing contracts	(69.4)	(175.2)
Software	(114.1)	(121.1)
Other investing cash flows	227.1	68.5

Net cash used in investing activities	(638.3)	(900.8)

Financing activities:
Borrowings under commercial paper, net	497.4
Borrowings (repayment) under lines of credit, net	(11.4)	24.4
Principal payments on long-term debt	(25.8)	(5.9)
Proceeds from stock option and other common stock transactions	72.6	62.5
Excess tax benefit from stock-based compensation	3.1
Repurchase of common stock	(1,000.0)	(227.7)
Other financing cash flows	(2.3)	5.0

Net cash used in financing activities	(466.4)	(141.7)

Effect of exchange rate changes on cash and cash equivalents	2.8	(1.0)

Net decrease in cash and cash equivalents	(564.7)	(237.1)
Cash and cash equivalents at beginning of year	1,290.7	1,010.3

Cash and cash equivalents at end of period	$ 726.0	$ 773.2
	==========	==========

Computer Sciences Corporation - Page 10	February 6, 2007

Non-GAAP Financial Measures

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Third Quarter Ended		Nine Months Ended
	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	2006	2005	2006	2005
EBITDA and special items	$ 505.1	$ 519.3	$1,431.4	$1,458.1
Special items	42.0		279.9	52.0
EBITDA	463.1	519.3	1,151.5	1,406.1
Depreciation and amortization	262.0	267.9	789.2	812.3
EBIT	201.1	251.4	362.3	593.8
Interest, net	30.0	10.8	65.6	46.5
Income before taxes	171.1	240.6	296.7	547.3
Taxes on income	56.8	75.5	145.2	174.0
Income from continuing operations	114.3	165.1	151.5	373.3
Discontinued operations, net of taxes		38.4		61.3
Net income	$ 114.3 ========	$ 203.5 ========	$ 151.5 ========	$ 434.6 ========

Free Cash Flow (unaudited)	Nine Months Ended
	Dec. 29,	Dec. 30,
	2006	2005
Free cash flow	$(121.1)	$ (50.8)
Net cash used in investing activities	638.3	900.8
Acquisitions, net of cash acquired	(131.3)	(44.1)
Dispositions		0.5
Proceeds from redemption of preferred stock	126.5
Capital lease payments	24.8
Net cash provided by operating activities	$ 537.2 ========	$ 806.4 ========

Note:

Capital lease payments and proceeds from the sale of property and equipment (included in investing activities) are included in the calculation of free cash flow. Prior periods have been adjusted to conform with this presentation. Proceeds from the redemption of DynCorp preferred stock is included in other investing activities and is being excluded from the calculation of free cash flow.

Computer Sciences Corporation - Page 11	February 6, 2007

Non-GAAP Financial Measures (continued)

Earnings per Share Reconciliation (unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share. It also provides a reconciliation of the earnings per share amount relating this item to earnings per share for continuing operations. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

	Third Quarter Ended
	Dec. 29, 2006		Dec. 30, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$114.3	$ 0.65	$203.5	$ 1.08
Less: Gain on discontinued operations			38.4	0.20

Income from total operations	114.3	0.65	165.1	0.88
Add back: Special items	35.6	0.20
Income from continuing operations
before special items	$149.9	$ 0.85	$165.1	$ 0.88
	=======	=======	=======	=======

Average common shares outstanding for diluted EPS		175.759		187.856

	Nine Months Ended
	Dec. 29, 2006		Dec. 30, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$151.5	$ 0.84	$434.6	$ 2.32
Less: Gain on discontinued operations			61.3	0.33

Income from total operations	151.5	0.84	373.3	1.99
Add back: Special items	237.0	1.31	33.1	0.18
Income from continuing operations
before special items	$388.5	$ 2.15	$406.4	$ 2.17
	=======	=======	=======	=======

Average common shares outstanding for diluted EPS		180.882		187.137

Notes:	All amounts are net of taxes.
Amounts are in millions except per-share amounts.